As filed with the U.S. Securities and Exchange Commission on August 26, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIPER ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	39-2596878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 West Texas Ave., Suite 100

Midland, Texas 79701

(432) 221-7400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Teresa L. Dick

Executive Vice President, Chief Financial Officer and Assistant Secretary

500 West Texas Ave., Suite 100

Midland, Texas 79701

(432) 221-7400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven R. Green Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Prospectus

Up to 203,172,011 Shares

Viper Energy, Inc.

Class A Common Stock

This prospectus relates to the proposed resale from time to time of up to 203,172,011 shares of our Class A common stock, par value $0.000001 per share (our “Class A common stock”), by the selling stockholders named herein and any additional selling stockholders that may be named in one or more prospectus supplements. See “Selling Stockholders” for more information. The selling stockholders may offer and sell or otherwise dispose of their shares of our Class A common stock covered by this prospectus from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of our Class A common stock covered by this prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders.

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.” On August 25, 2025, the last reported sales price of our Class A common stock on The Nasdaq Global Select Market was $39.45 per share. Our principal executive offices are located at 500 West Texas Ave., Suite 100, Midland, Texas 79701, and our telephone number is (432) 221-7400.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 3.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 26, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the SEC, as a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”)), using a “shelf” registration process.

You should rely only on the information contained in this prospectus and in any applicable prospectus supplement, including any information incorporated by reference. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate at any date other than as of the date of each such document. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the cover page of such documents.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

References in this prospectus or any prospectus supplement to (i) “Viper Energy,” “Viper,” “the Company,” “we,” “our,” “us” or like terms refer to (A) prior to the closing of the Sitio Acquisition (as defined below), VNOM Sub, Inc. (f/k/a Viper Energy, Inc.) individually and collectively with the Operating Company (as defined below) and its subsidiaries, as the context requires, and which is also referred to from time to time in this prospectus or any prospectus supplement as “our predecessor” and (B) from and after the closing of the Sitio Acquisition, Viper Energy, Inc. (f/k/a New Cobra Pubco, Inc.) individually and collectively with the Operating Company and its subsidiaries, as the context requires, (ii) the “Operating Company” or “Opco” refers to Viper Energy Partners LLC, the Company’s operating subsidiary, (iii) “Diamondback” refers individually to Diamondback Energy, Inc. and collectively to Diamondback Energy, Inc. and its subsidiaries other than the Company and the Operating Company and their respective subsidiaries, (iv) “Diamondback E&P” refers to Diamondback E&P LLC, a wholly owned subsidiary of Diamondback and (v) “Endeavor” refers to Endeavor Energy Resources, L.P., a wholly owned subsidiary of Diamondback. References to “Opco Units” are to the units representing limited liability company interests in the Operating Company.

Additional selling stockholders may be named in one or more prospectus supplements.

If this prospectus is inconsistent with any prospectus supplement to this prospectus, you should rely upon the prospectus supplement. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which involve risks, uncertainties, and assumptions. All statements, other than statements of historical fact, including statements regarding our: future performance; business strategy; future operations; estimates and projections of operating income, losses, costs and expenses, returns, cash flow, and financial position; production levels on properties in which we have mineral and royalty interests, developmental activity by other operators; reserve estimates and our ability to replace or increase reserves; anticipated benefits of the acquisition of Sitio Royalties Corp. (“Sitio” and such acquisition, the “Sitio Acquisition”) or of other strategic transactions (including other acquisitions or divestitures); and plans and objectives of management (including Diamondback’s plans for developing our acreage, our cash dividend policy and repurchases of shares of our Class A common stock and/or senior notes) are forward-looking statements. When used in this prospectus, including documents incorporated by reference, the words “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “model,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions (including the negative of such terms) as they relate to us are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Although we believe that the expectations and assumptions reflected in our forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond our control. Accordingly, forward-looking statements are not guarantees of our future performance. In particular, the factors discussed in this prospectus under the heading “Risk Factors” and detailed in our Annual Report on Form 10-K for the year ended December 31, 2024, as may be supplemented in our subsequent Quarterly Reports on Form 10-Q and in our other periodic and current reports filed with the SEC, could affect our actual results and cause our actual results to differ materially from expectations, estimates or assumptions expressed, forecasted or implied in such forward-looking statements. Factors that could cause our outcomes to differ materially include (but are not limited to) the following:

•	changes in supply and demand levels for oil, natural gas, and natural gas liquids, and the resulting impact on the price for those commodities;

•	the impact of public health crises, including epidemic or pandemic diseases and any related company or government policies or actions;

•	actions taken by the members of OPEC and Russia affecting the production and pricing of oil, as well as other domestic and global political, economic, or diplomatic developments;

•	changes in general economic, business or industry conditions, including changes in foreign currency exchange rates, interest rates, inflation rates or instability in the financial sector;

•

regional supply and demand factors, including delays, curtailment delays or interruptions of production on our mineral and royalty acreage, or governmental orders, rules or regulations that impose production limits on such acreage;

•	federal and state legislative and regulatory initiatives relating to hydraulic fracturing, including the effect of existing and future laws and governmental regulations;

•	physical and transition risks relating to climate change;

•

restrictions on the use of water, including limits on the use of produced water by our operators and new requirements for new Class II produced water well permits recently imposed by the Texas Railroad Commission in an effort to enhance the integrity of the underground disposal of produced water in the Permian Basin;

•	significant declines in prices for oil, natural gas, or natural gas liquids, which could require recognition of significant impairment charges;

•	changes in U.S. energy, environmental, monetary and trade policies, including with respect to tariffs or other trade barriers, and any resulting trade tensions;

•

conditions in the capital, financial and credit markets, including the availability and pricing of capital for drilling and development by our operators and environmental and social responsibility projects undertaken by Diamondback and our other operators;

•	changes in availability or cost of rigs, equipment, raw materials, supplies and oilfield services impacting our operators;

•

changes in safety, health, environmental, tax, and other regulations or requirements impacting us or our operators (including those addressing air emissions, water management, or the impact of global climate change);

•

security threats, including cybersecurity threats and disruptions to our business and operations from breaches of Diamondback’s information technology systems, or from breaches of information technology systems of our operators or third parties with whom we transact business;

•	lack of, or disruption in, access to adequate and reliable transportation, processing, storage, and other facilities impacting our operators;

•	severe weather conditions and natural disasters;

•	acts of war or terrorist acts and the governmental or military response thereto;

•	changes in the financial strength of counterparties to the credit facilities and hedging contracts of the Operating Company;

•	changes in our credit rating;

•

risks associated with the Sitio Acquisition, including failure to realize the anticipated benefits from the Sitio Acquisition or our other recently completed acquisitions discussed in this prospectus or our filings with the SEC incorporated by reference herein; and

•

the other risk factors discussed in this prospectus under the heading “Risk Factors” and in Item 1.A. Risk Factors included in our most recent Annual Report on Form 10-K incorporated herein by reference, as well as other risks and uncertainties that may be identified in our subsequent filings with the SEC.

The foregoing list of factors should not be construed as exhaustive. In light of these factors, the events anticipated by our forward-looking statements contained herein, or incorporated by reference, may not occur at the time anticipated or at all. Moreover, new risks emerge from time to time. We cannot predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those anticipated by any forward-looking statements we may make. Accordingly, you should not place undue reliance on any forward-looking statements made or incorporated by reference into this prospectus. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made. We do not intend to, and disclaim any obligation to, update or revise any forward-looking statements, unless required by applicable law.

OUR COMPANY

We are a publicly traded Delaware corporation focused on owning and acquiring mineral and royalty interests in oil and natural gas properties primarily in the Permian Basin. We operate in one reportable segment. We own substantially all of our assets and conduct substantially all of our operations through the Operating Company. On November 13, 2023, we converted our legal status from a Delaware limited partnership into a Delaware corporation.

Our principal executive offices are located at 500 West Texas Ave., Suite 100, Midland, Texas, 79701 and our telephone number at that address is (432) 221-7400. Our website address is www.viperenergy.com. Information contained on our website does not constitute part of this prospectus.

Recent Acquisitions

Sitio Acquisition

On August 19, 2025, we completed the acquisition of Sitio, pursuant to the Agreement and Plan of Merger, dated June 2, 2025 (the “Sitio Merger Agreement”), by and among VNOM Sub, Inc. (f/k/a Viper Energy, Inc.) (for the purpose of this section only, “Old Viper”), the Operating Company, Sitio, Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (“Sitio Opco”), Viper Energy, Inc. (f/k/a New Cobra Pubco, Inc.) (for the purpose of this section only, “Viper”), Cobra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Viper (“Viper Merger Sub”), and Scorpion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Viper (“Sitio Merger Sub”).

Pursuant to the terms of the Sitio Merger Agreement, Viper acquired Sitio in an all-equity transaction through: (i) the merger of Sitio Merger Sub with and into Sitio, with Sitio continuing as the surviving corporation and a wholly owned subsidiary of Viper (the “Sitio Pubco Merger”), (ii) the merger of Viper Merger Sub with and into Old Viper, with Old Viper continuing as the surviving corporation and a wholly owned subsidiary of Viper (the “Viper Pubco Merger” and, together with the Sitio Pubco Merger, the “Pubco Mergers”), and (iii) the merger of Sitio Opco with and into the Operating Company, with the Operating Company continuing as the surviving entity (the “Opco Merger” and, together with the Pubco Mergers, the “Mergers”), in each case on the terms set forth in the Sitio Merger Agreement.

As a result of the Mergers, among other things:

•

at the effective time of the Sitio Pubco Merger (the “Sitio Pubco Merger Effective Time”, which was 12:01 a.m., Eastern Time, on August 19, 2025), (A) each share of Sitio’s Class A common stock issued and outstanding immediately prior to the Sitio Pubco Merger Effective Time (other than certain excluded shares) was cancelled and automatically converted into the right to receive 0.4855 fully paid and nonassessable shares of Viper’s Class A common stock, and (B) each share of Sitio’s Class C common stock issued and outstanding immediately prior to the Sitio Pubco Merger Effective Time was automatically cancelled and ceased to exist;

•

at the effective time of the Viper Pubco Merger (the “Viper Pubco Merger Effective Time”, which was 12:01 a.m., Eastern Time, on August 19, 2025), (A) each share of Old Viper’s Class A common stock issued and outstanding immediately prior to the Viper Pubco Merger Effective Time (other than certain excluded shares) was cancelled and automatically converted into one share of Viper’s Class A common stock and (B) each share of Old Viper’s Class B common stock issued and outstanding immediately prior to the Viper Pubco Merger Effective Time was automatically cancelled and converted into one share of Viper’s Class B common stock, par value $0.000001 per share (our “Class B common stock”); and

•	following the Pubco Mergers, at the effective time of the Opco Merger (the “Opco Merger Effective Time”, which was 12:02 a.m., Eastern Time, on August 19, 2025), (A) each common unit representing limited partnership interests in Sitio Opco (“Sitio Opco Units”) held by Old Viper, Sitio, Viper, or any of their wholly owned subsidiaries immediately prior to the Opco Merger Effective Time automatically converted into 0.4855 Opco Units and (B) each other Sitio Opco Unit issued and outstanding immediately prior to the Opco Merger Effective Time (other than certain excluded units) converted into the right to receive (i) 0.4855 Opco Units and (ii) 0.4855 shares of Viper’s Class B common stock.

At the closing of the Sitio Acquisition, we entered into a registration rights agreement (the “Sitio Registration Rights Agreement”) with certain holders of Sitio Opco Units as of immediately prior to the closing (who are now holders of Opco Units and our Class B common stock following the Mergers) (the “Sitio RRA Parties”), pursuant to which the Sitio RRA Parties received certain registration rights with respect to their registrable securities, consisting of shares of our Class A common stock that will be obtained upon the exchange of shares of our Class B common stock (together with an equal number of Opco Units) in accordance with the terms of the Fourth Amended and Restated Limited Liability Company Agreement of the Operating Company. In addition, at the closing of the Sitio Acquisition, we assumed registration rights agreements with (i) certain affiliates of Morita Ranches Minerals, LLC (such affiliates, the “Morita Ranches Equity Recipients” and such agreement, the “Morita Ranches Registration Rights Agreement”), (ii) Tumbleweed Royalty IV, LLC (“TWR IV” and such agreement, the “TWR Registration Rights Agreement”) and (iii) Diamondback (such agreement, the “Diamondback Registration Rights Agreement”). The Sitio Registration Rights Agreement, the Morita Ranches Registration Rights Agreement, the TWR Registration Rights Agreement and the Diamondback Registration Rights Agreement are collectively referred to in this prospectus as the “Registration Rights Agreements.”

Drop Down Transaction

On January 30, 2025, Viper Energy and the Operating Company, as buyer parties, entered into a definitive equity purchase agreement (the “Drop Down Purchase Agreement”) with Endeavor and 1979 Royalties, LP and 1979 Royalties GP, LLC (together, the “Endeavor Subsidiaries”), as seller parties, each of which is a subsidiary of Viper Energy’s parent, Diamondback. The Drop Down Purchase Agreement provided for the acquisition by the Operating Company of all of the issued and outstanding equity interests of the Endeavor Subsidiaries under the terms and conditions of such agreement (the “Drop Down”).

On May 1, 2025, Viper Energy and the Operating Company completed the Drop Down for total consideration consisting of (i) $1.0 billion in cash and (ii) the issuance to Endeavor of 69,626,640 Opco Units and an equivalent number of shares of our Class B common stock, subject to transaction costs and certain customary post-closing adjustments. The Opco Units and shares of our Class B common stock issued at the closing of the Drop Down are exchangeable from time to time for our Class A common stock (that is, one Opco Unit and one share of our Class B common stock, together, are exchangeable for one share of our Class A common stock). The mineral and royalty interests acquired by the Operating Company in the Drop Down represent approximately 24,446 net royalty acres in the Permian Basin (the “Endeavor Mineral and Royalty Interests”), approximately 69% of which are currently operated by Diamondback. Viper Energy funded the cash consideration for the Drop Down with proceeds from its previously reported underwritten public offering of shares of our Class A common stock completed on February 3, 2025 and borrowings under the Operating Company’s revolving credit facility.

RISK FACTORS

Investment in our Class A common stock involves certain risks. You should carefully consider the factors disclosed in Part I, Item 1A. Risk Factors and other factors discussed under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025, in our subsequently filed Quarterly Reports on Form 10-Q and in our other subsequent filings with the SEC, including those incorporated by reference into this prospectus, before investing in our Class A common stock. You should also consider similar information contained in any annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed by us with the SEC after the date of this prospectus before deciding to invest in our Class A common stock. We will also include in any prospectus supplement a description of any other risk factors applicable to an offering contemplated by such prospectus supplement. Additional risks and uncertainties not known to us or that we view as immaterial may also impair our business. Any of these risks could materially and adversely affect our business, financial condition, results of operations and cash flows and could result in a loss of all or part of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All of the shares of Class A common stock covered by this prospectus are being offered and sold by the selling stockholders identified in this prospectus and/or in any prospectus supplement. We will not receive any proceeds from the sale of the Class A common stock by the selling stockholders. See “Selling Stockholders” and “Plan of Distribution” for additional information.

SELLING STOCKHOLDERS

We have prepared this prospectus to allow the selling stockholders identified below and/or in any prospectus supplement to offer and sell from time to time, for their own account, up to an aggregate of 203,172,011 shares of our Class A common stock, which may be obtained by exchanging shares of our Class B common stock (including shares obtainable through the exercise of certain options) held by Diamondback, TWR IV, the Morita Ranches Equity Recipients, the Sitio RRA Parties (collectively, the “RRA Counterparties”) and/or their permitted transferees (under the applicable Registration Rights Agreement), together with a corresponding number of Opco Units. Additional selling stockholders may be identified in one or more prospectus supplements.

Pursuant to the Registration Rights Agreements, the RRA Counterparties received certain registration rights with respect to their registrable securities, consisting of shares of our Class A common stock, which may be obtained by exchanging shares of our Class B common stock (including shares obtainable through the exercise of certain options), together with a corresponding number of Opco Units. Additionally, pursuant to the Registration Rights Agreements, we agreed to file with the SEC, pursuant to the satisfaction of certain conditions, a shelf registration statement registering for resale the RRA Counterparties’ Registrable Securities (as such term is defined below) and to cause such Registrable Securities to be listed on the Nasdaq Global Select Market. We also agreed to use our reasonable best efforts (or in the case of the Diamondback Registration Rights Agreement, commercially reasonable efforts) to keep the shelf registration statement relating to the Registrable Securities current and effective (or file a new shelf registration statement, if applicable) until such time as there are no Registrable Securities outstanding.

For purposes of the Registration Rights Agreements, other than the Diamondback Registration Rights Agreement, the term “Registrable Securities” generally means, at any time, (i) any shares of our Class A common stock acquired (or that may be acquired) by any RRA Counterparty and/or its permitted transferees, pursuant to the terms of the Fourth Amended and Restated Limited Liability Company Agreement of the Operating Company and/or such RRA Counterparty’s applicable exchange agreement and (ii) any securities issued or issuable with respect to any such shares of Class A common stock by way of conversion, concession, dividend in the form of Class A common stock or split or other distribution, recapitalization or reclassification or similar transaction; provided, however, that such Registrable Securities will cease to be Registrable Securities on (x) the date they have been distributed to the public pursuant to an offering registered under the Securities Act or (y) the later of (1) the date they have all been distributed, or may all legally be distributed in one transaction, to the public pursuant to Rule 144 without volume or manner of sale restrictions or the need for “current public information” or (2) (A) with respect to the TWR Registration Rights Agreement, the date on which TWR IV and its permitted transferees collectively own a number of Opco Units and shares of our Class A common stock for which Opco Units (together with a corresponding number of shares of our Class B common stock) were exchanged that is less than 50% of the aggregate number of Opco Units issued to the Morita Ranches Equity Recipients on February 14, 2025 plus the number of Opco Units issued to TWR IV on October 1, 2024 (as such number may be adjusted pursuant to (ii) above), (B) with respect to the Morita Ranches Registration Rights Agreement, the date on which the Morita Ranches Equity Recipients and their permitted transferees collectively own a number of Opco Units and shares of our Class A common stock for which Opco Units (together with a corresponding number of shares of our Class B common stock) were exchanged that is less than 50% of the aggregate number of Opco Units issued to the Morita Ranches Equity Recipients on February 14, 2025 plus the number of Opco Units issued to TWR IV on October 1, 2024 (as such number may be adjusted pursuant to (ii) above) and (C) with respect to the Sitio Registration Rights Agreement, the date on which the Sitio RRA Parties and their permitted transferees collectively own a number of Opco Units and shares of our Class A common stock for which Opco Units (together with a corresponding number of shares of our Class B common stock) were exchanged that is less than 50% of the number of Opco Units issued to the Sitio RRA Parties on August 19, 2025. For the purpose of the Diamondback Registration Rights Agreement, the term “Registrable Securities” means (i) the aggregate number of shares of our Class A common stock acquired or that may be acquired by Diamondback or its subsidiaries in accordance with Diamondback’s exchange agreement; (ii) any securities of ours or our subsidiaries issuable with respect to the securities referred to in clause (i); and (iii) any other shares of our Class A common stock or other securities of ours held by Diamondback or its subsidiaries from time to time.

Under the Diamondback Registration Rights Agreement, the TWR Registration Rights Agreement and the Morita Ranches Registration Rights Agreement, the applicable selling stockholders may request to sell all or any portion of their Registrable Securities in an underwritten offering that is registered pursuant to the registration statement of which this prospectus forms a part; provided, however, that Diamondback, TWR IV, the Morita Ranches Equity Recipients and their respective permitted transferees, in the aggregate, will be entitled to make a demand for a total of three underwritten shelf takedowns and the aggregate amount of Registrable Securities included in any such underwritten shelf takedown must be at least (i) in the case of the Diamondback Registration Rights Agreement, an amount reasonably expected to result in gross proceeds of $50 million and (ii) in the case of the TWR Registration Rights Agreement and the Morita Ranches Registration Rights Agreement, the lesser of the amount reasonably expected to result in aggregate gross proceeds of $100 million (before the deduction of underwriting discounts) and the remainder of the Registrable Securities held by all such holders. For the avoidance of doubt, an underwritten shelf takedown will not include an “at the market” program.

We have prepared this prospectus and the registration statement of which it is a part to fulfill our registration requirements under the Registration Rights Agreements.

Pursuant to the Registration Rights Agreements, we will pay all expenses relating to the registration, offering and listing of these shares, except that the selling stockholders will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and certain attorney’s fees. Pursuant to the terms of the Registration Rights Agreements, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus and/or in any prospectus supplement, as applicable.

As used herein, the term “selling stockholders” includes the RRA Counterparties and any direct or indirect transferees of Registrable Securities entitled to registration rights under the applicable Registration Rights Agreement, including any securityholders that receive the respective Registrable Securities upon a distribution or liquidation, who have been assigned the rights of the transferor holder or holders under the applicable Registration Rights Agreement (in compliance with the terms thereof). This prospectus does not cover subsequent sales of our Class A common stock purchased from the selling stockholders identified in this prospectus and/or in any prospectus supplement.

The following table sets forth (i) the beneficial ownership of shares of our Class A common stock and our Class B common stock and (ii) the maximum number of shares of our Class A common stock that may be sold by or on behalf of each selling stockholder under the registration statement of which this prospectus forms a part. For purposes of the table below, we assume that the selling stockholders will sell all of the shares of our Class A common stock covered by this prospectus. We cannot predict when or in what amount the selling stockholders may sell any of the shares offered in this prospectus and/or in any prospectus supplement, if at all. The table, the related footnotes or additional disclosure below also set forth the nature of any position, office or, if applicable, any other material relationship that each selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our Class A common stock to be held by each selling stockholder after completion of the offering.

We prepared the table based on information provided to us by the selling stockholders. We have not sought to verify such information. Additionally, the selling stockholders may have sold or transferred some or all of the shares of our Class A common stock covered by this prospectus in transactions exempt from the registration requirements of the Securities Act since the date on which the information in the table was provided to us. Other information about the selling stockholders may also change over time.

Except as otherwise indicated, each of the RRA Counterparties has sole voting and dispositive power with respect to the shares included in the table below.

	Securities Beneficially Owned Prior to this Offering(1)			Shares of Class A Common Stock Offered in this Offering	Securities Beneficially Owned After this Offering(1)
Name of Selling Stockholder	Class A Common Stock	Class B Common Stock	Percent(2)		Class A Common Stock	Class B Common Stock(3)	Percent(2)(3)
Andrew Dax McDavid(4)	171,767	49,523	*	49,523	171,767	—	*
Blake Williams(5)	55,512	58,159	*	58,159	55,512	—	*
Brett S. Riesenfeld(6)	95,761	18,794	*	18,794	95,761	—	*
Britton L. James(7)	99,201	17,798	*	17,798	99,201	—	*
Blackstone(8)	—	9,728,421	5.4%	9,728,421	—	—	—
Carrie Osicka(9)	126,529	22,919	*	22,919	126,529	—	*
Christopher L. Conoscenti(10)	365,767	34,871	*	34,871	365,767	—	*
Craig Charles Langslet	—	8,000	*	8,000	—	—	—
Debra M. Brandes	5,448	6,159	*	6,159	5,448	—	*
Diamondback(11)	—	155,058,093	47.8%	155,058,093	—	—	—
EnCap Energy Capital Fund X, L.P.(12)	—	1,968,244	1.1%	1,968,244	—	—	—
Good News Minerals, LLC(13)	—	97,100	*	97,100	—	—	—
Ivan Gaidarov(14)	3,410	12,048	*	12,048	3,410	—	*
Jarret J. Marcoux(15)	108,131	18,804	*	18,804	108,131	—	*
Kimmeridge(16)	—	17,718,574	9.5%	17,718,574	—	—	—
NGU Management LLC(17)	—	432,053	*	432,053	—	—	—
Oaktree(18)	5,064	7,497,870	4.2%	7,497,870	5,064	—	*
Randy Newcomer, Jr.	—	35,172	*	35,172	—	—	—
Scott Rice	—	16,214	*	16,214	—	—	—
Sequoia Legacy Investments, LP(19)	—	53,152	*	53,152	—	—	—
Silva and Terry Resources & Minerals, LP(20)	—	126,359	*	126,359	—	—	—
Thomas Galloway	—	703	*	703	—	—	—
Tumbleweed Royalty IV, LLC(12)	—	10,093,670	5.6%	10,093,670	—	—	—

*	Less than 1%.
(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days.
(2)

Percentage of beneficial ownership is based upon 169,318,801 shares of our Class A common stock outstanding as of August 25, 2025. For purposes of computing the percentage of outstanding shares of our Class A common stock held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ. As of August 25, 2025, there were a total of 193,078,341 shares of our Class B common stock outstanding. The shares of our Class B common stock held by the holders of our Class B common stock are exchangeable, together with the equal number of their Opco Units, for the same number of shares of our Class A common stock and, as a result, are deemed outstanding for the purpose of computing beneficial ownership of such holder, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person.
(3)

Assumes each selling stockholder disposes of all of its shares of Class A common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares of our Class A common stock.

(4)

A. Dax McDavid previously served as Senior Vice President of Exploration of Brigham Minerals, Inc. (“Brigham”), an entity acquired by Sitio, from April 2022 until Brigham’s acquisition by Sitio, and then as Executive Vice President of Corporate Development of Sitio until he ceased to hold that position in connection with the Sitio Acquisition.

(5)

Blake Williams previously served as the Chief Financial Officer of Brigham, an entity acquired by Sitio, from June 2017 until he ceased to hold that position in connection with Brigham’s acquisition by Sitio in December 2022.

(6)	Brett S. Riesenfeld previously served as Executive Vice President, General Counsel and Secretary of Sitio from June 2022 until he ceased to hold that position in connection with the Sitio Acquisition.
(7)	Britton L. James previously served as Executive Vice President of Land of Sitio, from December 2018 until he ceased to hold that position in connection with the Sitio Acquisition.
(8)

Includes (i) 4,193,616 Opco Units (along with a corresponding number of shares of our Class B common stock) held by BX Royal Aggregator LP and (ii) 5,534,805 Opco Units (along with a corresponding number of shares of our Class B common stock) held by RRR Aggregator LLC. BCP VI/BEP Holdings Manager L.L.C. is the general partner of BX Royal Aggregator LP. Blackstone Energy Management Associates L.L.C. and Blackstone Management Associates VI L.L.C. are the managing members of BCP VI/BEP Holdings Manager L.L.C. Blackstone EMA L.L.C. is the sole member of Blackstone Energy Management Associates L.L.C. BMA VI L.L.C. is the sole member of Blackstone Management Associates VI L.L.C. BX Primexx Topco LLC is the sole member of RRR Aggregator LLC. BCP VII/BEP II Holdings Manager L.L.C. is the managing member of BX Primexx Topco LLC. Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C. are the managing members of BCP VII/BEP II Holdings Manager L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VI L.L.C., Blackstone EMA L.L.C., BMA VII L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. (“Blackstone”) is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The address of each of the persons identified in this note is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154.

(9)	Carrie Osicka previously served as Chief Financial Officer of Sitio, from April 2019 until she ceased to hold that position in connection with the Sitio Acquisition.
(10)

Christopher L. Conoscenti previously served as Chief Executive Officer and a director of Sitio, from March 2019 and June 2022, respectively, until he ceased to hold those positions in connection with the Sitio Acquisition.

(11)

Diamondback is a publicly traded company, and Diamondback E&P and Endeavor are wholly owned subsidiaries of Diamondback. The address for each of Diamondback, Diamondback E&P and Endeavor is 500 West Texas, Suite 100, Midland, Texas 79701. The number of securities shown as beneficially owned by Diamondback consists of (i) 77,364,925 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Diamondback, (ii) 8,066,528 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Diamondback E&P and (iii) 69,626,640 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Endeavor.

(12)

Includes 10,093,670 Opco Units owned directly by TWR IV and 1,968,244 Opco Units owned directly by EnCap Fund X. EnCap Partners GP, LLC (“EnCap Partners GP”) is the sole general partner of EnCap Partners, which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the sole general partner of EnCap Investments L.P. (“EnCap Investments LP”). EnCap Investments LP is the sole member of EnCap Equity Fund XI GP, LLC (“EnCap Fund XI GP”), which is the general partner of EnCap Equity Fund XI GP, L.P. (“EnCap Fund XI LP”), which is the sole general partner of EnCap Fund XI, which is the managing member of TWR IV. EnCap Investments LP is the general partner of EnCap Equity Fund X GP, L.P. (“EnCap Fund X GP”), which is the general partner of EnCap Fund X. Therefore, EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP and EnCap Fund XI GP may be deemed to beneficially own securities owned by EnCap Fund XI and TWR IV. EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP and EnCap Fund X GP may be deemed to beneficially own securities owned by EnCap Fund X. EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Investments GP, EnCap Investments LP, EnCap Fund XI GP LLC, EnCap Fund XI GP and EnCap Fund X GP disclaim beneficial ownership of the securities owned by EnCap Fund XI and EnCap Fund X, as applicable, except to the extent of their respective pecuniary interest therein. The address for EnCap entities is 9651 Katy Freeway, Suite 600, Houston, Texas 77024.
(13)	William Crump is the manager of Good News Minerals, LLC. The address of both the entity and person identified in this note is PO Box 50820, Midland, Texas 79710.
(14)	From January 1, 2022 to December 29, 2022, Ivan Gaidarov served as the Vice President and Chief Accounting Officer of Brigham.
(15)

Jarret J. Marcoux previously served as Executive Vice President, Engineering and Acquisitions of Sitio from June 2022 through December 2023, and then as Executive Vice President, Operations of Sitio, until he ceased to hold that position in connection with the Sitio Acquisition.

(16)

Includes (i) 15,680,938 Opco Units (along with a corresponding number of shares of our Class B common stock) held by KMF DPM HoldCo, LLC and (ii) 2,037,636 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Chambers DPM HoldCo, LLC. Kimmeridge Energy Management Company, LLC, a Delaware limited liability company (“Kimmeridge”), is the investment adviser to the ultimate parent company of KMF DPM HoldCo, LLC and Chambers DPM HoldCo, LLC. Kimmeridge is managed by a board of managers consisting of Benjamin Dell, Henry Makansi, Neil McMahon, Noam Lockshin, Alexander Inkster, Neda Jafar and Emily Mills. The address of each of the foregoing is 15 Little West 12th Street, 4th Floor, New York, NY 10014.

(17)	NGU Management LLC is controlled by four managers. The address of NGU Management LLC is 400 N. Marienfeld Street, Midland, Texas 79701.
(18)

Includes (i) 3,583,329 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Source Energy Leasehold, LP, (ii) 2,723 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Source Energy Permian II, LLC, (iii) 1,215,148 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Sierra Energy Royalties, LLC, (iv) 2,696,670 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Permian Mineral Acquisitions, LP and (v) 5,064 shares of our Class A common stock held by OCM FIE, LLC. The general partner of Source Energy Leasehold, L.P. is Source Energy Operating, L.P. (“Source Operating”). The general partner of Source Operating is Source Energy Manager, LLC. The sole member of Source Energy Manager, LLC is Source Energy Partners, LLC (“Source Energy”). Source Energy is governed by its board of managers. The majority equityholders of Source Energy are OCM Source Holdings, L.P. (“OCM Source”) and OCM Source Holdings II, L.P. (“OCM Source II”). Oaktree Fund GP, LLC (“Fund GP”) is the general partner of OCM Source. Oaktree Fund GP I, L.P. (“Fund GP I”) is the managing member of Fund GP. Oaktree Capital I, L.P. (“Capital I”) is the general partner of Fund GP I. OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I. Oaktree Holdings, LLC (“Holdings”) is the managing member of Holdings I. Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings. Oaktree Capital Group Holdings GP, LLC, in its capacity as the indirect owner of the class B units of OCG, has the ability to appoint and remove certain directors of OCG and, as such, may indirectly control the decisions of OCG. The general partner of Permian Mineral Acquisitions, L.P. is Permian Mineral Acquisitions GP, LLC. The sole member of Permian Mineral Acquisitions GP, LLC is Source Operating, whose controlling parties are as set forth above. The sole member of Sierra Energy Royalties, LLC is Sierra Energy Intermediate, LLC (“Sierra Intermediate”). The

sole member of Sierra Intermediate is Sierra Energy Holdings, LLC (“Sierra Holdings”). Sierra Holdings is governed by its board of managers. The majority equity holder of Sierra Holdings is Opps XI PVDC PT, L.P (“Opps XI”). The general partner of Opps XI is Oaktree Fund AIF Series (Cayman), L.P. (“Oaktree Fund AIF Series”). The general partner of Oaktree Fund AIF Series is Oaktree AIF (Cayman) GP Ltd. (“Oaktree AIF”). The sole director of Oaktree AIF is Oaktree Capital Management, L.P. (“OCMP LP”). The general partner of OCMP LP is Oaktree Capital Management GP, LLC (“Management GP”). The managing member of Management GP is Oaktree Capital Holdings, LLC (“Oaktree Capital Holdings”). Oaktree Capital Holdings is governed by its board of directors. The sole member of Source Energy Permian II, LLC is Sierra Intermediate, whose controlling parties are described above. The managing member of OCM FIE, LLC is OCMP LP, which is governed as set forth above. All of the foregoing members, managers, managing members, general partners and directors disclaim ownership of the securities except to the extent of their pecuniary interest therein (if any). The address of each of the foregoing persons identified in this note is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.
(19)

Sequoia Legacy Investments GP, LLC is the general partner of Sequoia Legacy Investments, LP. Matthew J. Weber is the manager of Sequoia Legacy Investments GP, LLC. The address of each of the entities and the person identified in this note is 10690 Grand Summit Blvd., Dripping Spring, Texas 78620.

(20)

Includes (i) 58,584 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Silva and Terry Vested Brigham Units, LLC and (ii) 67,775 Opco Units (along with a corresponding number of shares of our Class B common stock) held by Silva and Terry Unvested Brigham Units, LLC. Silva and Terry Resources & Minerals, LP, is the sole member of each of Silva and Terry Unvested Brigham Units, LLC, and Silva and Terry Vested Brigham Units, LLC. JKQ Investments, LLC is the general partner of Silva and Terry Resources & Minerals, LP. J. Silva is the sole manager of JKQ Investments, LLC. The address of each of the entities and persons identified in this note is 304 Bent Tree Ct., Austin, Texas 78746.

Certain Relationships with Registrant or Its Affiliates

There are no other relationships between the RRA Counterparties and their respective affiliates, on one hand, and the registrant or its predecessors or affiliates, on the other hand, except for (i) the transactions discussed in this prospectus, (ii) the acquisition pursuant to a definitive purchase agreement, dated as of February 14, 2025, entered into by our parent Diamondback with Double Eagle IV Midco, LCC (“Double Eagle”), to acquire all of the issued and outstanding equity interests of DE Permian, LLC, DE IV Combo, LLC, and DE IV Operating, LLC, each of which is a wholly owned subsidiary of Double Eagle and an affiliate of EnCap Partners (the “Double Eagle Acquisition”), for consideration consisting of $3.0 billion in cash and approximately 6.9 million shares of Diamondback common stock, subject to customary adjustments, (iii) certain voting and support agreements, each dated June 2, 2025, entered into in connection with the Sitio Merger Agreement by us and certain Sitio equityholders, pursuant to which, among other things, such Sitio equityholders were obligated to vote their shares in favor of the transactions contemplated by the Sitio Merger Agreement, (iv) the Parent Support Agreement, dated June 2, 2025, entered into in connection with the Sitio Merger Agreement by us, VNOM Sub, Inc., Sitio, Diamondback, Diamondback E&P and Endeavor, pursuant to which Diamondback, Diamondback E&P and Endeavor, among other things, agreed not to transfer or otherwise dispose of any Opco Units or shares of our common stock from the date of the Sitio Merger Agreement until 90 days following the closing of the Sitio Acquisition and (v) the relationships with Diamondback, Diamondback E&P and Endeavor described in our predecessor’s definitive proxy statement for its 2025 Annual Meeting of Stockholders, filed with the SEC on Schedule 14A on April 10, 2025, in the sections entitled “Payments to Diamondback and Its Affiliates under the Services and Secondment Agreement”, “Dividends paid to Diamondback and Diamondback E&P” and “Diamondback Registration Rights Agreement and Exchange Agreement”. The Double Eagle Acquisition closed on April 1, 2025. The Sitio Acquisition closed on August 19, 2025, at which time the voting and support agreements automatically terminated in accordance with their terms.

DESCRIPTION OF CAPITAL STOCK

The following description of our Class A common stock, our amended and restated certificate of incorporation (our “certificate of incorporation”) and our amended and restated bylaws (our “bylaws”) are summaries thereof and are qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed with the SEC.

Authorized Capital Stock

As of the date of this prospectus, our authorized capital stock consists of (i) 1,000,000,000 shares of our Class A common stock, (ii) 1,000,000,000 shares of our Class B common stock (together with our Class A common stock, the “common stock”), and (iii) 100,000,000 shares of preferred stock, par value $0.000001 per share. Each share of our Class B common stock is exchangeable, at the discretion of the holder of such share of our Class B common stock, together with one Opco Unit, into one share of our Class A common stock.

Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of Class A common stock and Class B common stock vote together as a single class. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of the board of directors can elect all the directors to be elected at that time, and, in such event, the holders of the remaining shares will be unable to elect any directors to be elected at that time. Our certificate of incorporation denies stockholders any preemptive rights to acquire or subscribe for any stock, obligation, warrant or other securities of ours. Holders of shares of our common stock have no redemption or conversion rights nor are they entitled to the benefits of any sinking fund provisions.

In the event of our liquidation, dissolution or winding up, the remaining assets of the Company available for distribution shall (i) first be distributed, pari passu, to the holders of Class B common stock, ratably in proportion to the number of shares of Class B common stock, until the holders of all outstanding Class B common stock have received $0.014 (which amount is adjusted accordingly in the case of any stock split, subdivision or combination with respect to Class B common stock) in respect of each share of Class B common stock then outstanding and (ii) then be distributed, pari passu, to the holders of all outstanding shares of Class A common stock, ratably in proportion to the number of shares of Class A common stock.

Holders of record of shares of Class A common stock are entitled to receive dividends when and if declared by the board of directors out of any assets legally available for such dividends, subject to (i) the rights of all outstanding shares of capital stock ranking senior to the common stock in respect of dividends and (ii) to any dividend restrictions contained in debt agreements. Holders of Class B common stock are entitled to receive a mandatory cash dividend, paid quarterly, in an amount per share of Class B common stock equal to (A) $20,000 divided by (B) the number of shares of Class B common stock then outstanding. All outstanding shares of our common stock are fully paid and nonassessable. As of August 25, 2025, there were 169,318,801 shares of Class A common stock and 193,078,341 shares of Class B common stock outstanding.

Preferred Stock

Our board of directors is authorized to issue up to 100,000,000 shares of preferred stock in one or more series. The board of directors may fix for each series:

•	the distinctive serial designation and number of shares of the series;

•	the voting powers and the right, if any, to elect a director or directors;

•	the terms of office of any directors the holders of preferred shares are entitled to elect;

•	the dividend rights, if any;

•	the terms of redemption, and the amount of and provisions regarding any sinking fund for the purchase or redemption thereof;

•	the liquidation preferences and the amounts payable on dissolution or liquidation;

•	the terms and conditions under which shares of the series may or shall be converted into any other series or class of stock or debt of the Company; and

•	any other terms or provisions which the board of directors is legally authorized to fix or alter.

We do not need stockholder approval to issue or fix the terms of the preferred stock. The actual effect of the authorization of the preferred stock upon your rights as holders of common stock is unknown until our board of directors determines the specific rights of owners of any series of preferred stock. Depending upon the rights granted to any series of preferred stock, your voting power, liquidation preference or other rights could be adversely affected. Preferred stock may be issued in acquisitions or for other corporate purposes. Issuance in connection with a stockholder rights plan or other takeover defense could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. We currently have no outstanding preferred stock and have no present plans to issue any shares of preferred stock.

Related Party Transactions and Corporate Opportunities

Subject to the limitations of applicable law, our certificate of incorporation, among other things:

•	permits us to enter into transactions with entities in which one or more of our officers or directors are financially or otherwise interested so long as it has been approved by our board of directors;

•

permits certain of our stockholders, officers and directors, including our non-employee directors, to conduct business that competes with us and to make investments in any kind of property in which we may make investments; and

•

provides that if certain of our officers or directors, including our non-employee directors, becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director or officer solely in his or her capacity as our director or officer), that director or officer will have no duty to communicate or offer that opportunity to us, and will be permitted to communicate or offer that opportunity to any other entity or individual and that director or officer will not be deemed to have (i) acted in a manner inconsistent with his or her fiduciary duty to us or our stockholders regarding the opportunity or (ii) acted in bad faith or in a manner inconsistent with our best interests.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation and Our Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated preferred stock. The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Stockholder meetings. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, by a resolution adopted by a majority of our board of directors, assuming there are no vacancies or by the Chairman of the Board following receipt of a written request of one or more of our stockholders (acting on their own behalf and not by assigning or delegating their rights to any other person or entity) that together have continuously held, for their own accounts, beneficial ownership of at least 20% aggregate “net long position” (as such term is defined therein) in our issued and outstanding voting stock entitled to vote generally in the election of directors for at least one year prior to the date such request is delivered to us and at the special meeting date. Special meetings of our stockholders may not be called by any other person or persons.

Requirements for advance notification of stockholder nominations and proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Board Designees. Pursuant to our bylaws, Diamondback has the right to designate up to three persons to serve as directors for so long as Diamondback along with its affiliates collectively own at least 25% of the outstanding common stock.

Stockholder action by written consent. Our certificate of incorporation provides that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.

Amendment of the bylaws. Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our certificate of incorporation and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors, assuming there are no vacancies. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Removal of Directors. Our certificate of incorporation provides that members of our board of directors may only be removed by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Additionally, an increase in the number of authorized shares of our common stock, could be used to make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that our board of directors determines is not in our best interests or the best interests of our stockholders.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Choice of Forum

Our certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (iv) any action asserting a claim against us pertaining to internal affairs of the Company. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

This provision would not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain claims under the Securities Act.

Listing

Our Class A common stock is listed on The Nasdaq Global Select Market under the symbol “VNOM.”

Transfer Agent and Registrar

Computershare Trust Company, National Association is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

The selling stockholders, which term as used in this prospectus includes the selling stockholders listed in the table under the heading “Selling Stockholders” and any direct or indirect transferees of Registrable Securities entitled to registration rights under the applicable Registration Rights Agreement and such other stockholders as may be identified in one or more prospectus supplements, including any securityholders that receive Registrable Securities upon a distribution or liquidation, who have been assigned the rights of the transferor holder or holders under the applicable Registration Rights Agreement (in compliance therewith), and any other permitted transferees, successors or assigns of the selling stockholders selling Class A common stock covered by this prospectus received by them after the date of this prospectus by operation of law, may, from time to time, sell, transfer or otherwise dispose of any or all of the Class A common stock offered by this prospectus or any applicable prospectus supplement on any stock exchange, market or trading facility on which such Class A common stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between the selling stockholders and underwriters, broker-dealers or agents who may receive fees or commissions in connection with any such sale.

The selling stockholders may use any one or more of the following methods when disposing of the offered Class A common stock:

•	sales on The Nasdaq Stock Market LLC or any national securities exchange or quotation service on which our Class A common stock may be listed or quoted at the time of sale;

•	an over-the-counter sale or distribution;

•	one or more underwritten offerings (whether on a firm commitment or best efforts basis, including through bought deals);

•	sales through agents or to or through underwriters, brokers or dealers;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades (which may involve crosses) in which the broker-dealer will attempt to sell the Class A common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	sales directly to one or more purchasers;

•	short sales, whether through a broker-dealer or themselves, effected after the date of this prospectus;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree to sell a specified number of such Class A common stock at a stipulated price per share;

•	through the distributions of the shares by any selling stockholder to its general or limited partners, members, managers, affiliates, employees, directors or stockholders;

•	in option transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may elect to make an in-kind distribution of their shares of Class A common stock to their respective members, partners or stockholders. To the extent that such members, partners or stockholders are not affiliates of ours, such members, partners or stockholders would thereby receive freely tradeable shares of our Class A common stock pursuant to the distribution through the registration statement of which this prospectus forms a part.

The selling stockholders may also sell their shares of Class A common stock under Rule 144 or any other exemption from registration under the Securities Act, if, when and to the extent such exemption is available to them at the time of such sale, rather than under this prospectus.

The selling stockholders also may transfer their shares of Class A common stock in other circumstances, in which case the transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of Class A common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with Financial Industry Regulatory Authority, or FINRA, Rule 5110; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling stockholders may also sell Class A common stock short and deliver these shares to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Class A common stock from time to time under this prospectus, or, to the extent required under the applicable securities laws, under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act.

If the selling stockholders use one or more underwriters in the sale, the underwriters will acquire shares of the Class A common stock covered by this prospectus for their own account, and they may resell such shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Shares of the Class A common stock covered by this prospectus may be offered and sold to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the shares of the Class A common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such underwriters, broker-dealers or agents and any profit on the resale of the shares of Class A common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Underwriters may resell the shares to or through dealers, and those dealers may receive compensation in the form of one or more discounts, concessions or commissions from the underwriters and commissions from purchasers for which they may act as agents. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of Class A common stock.

A selling stockholder may enter into derivative transactions with third parties, or sell shares of Class A common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell shares of Class A common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of Class A common stock pledged by such selling stockholder or borrowed from such selling stockholder or others to settle those sales or to close out any related open borrowings of securities, and may use shares of Class A common stock received from such selling stockholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

A selling stockholder may otherwise loan or pledge shares of Class A common stock to a financial institution or other third party that in turn may sell the shares short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in such shares or in connection with a concurrent offering of other securities.

To the extent required, the shares of Class A common stock to be sold, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable discounts, commissions, concessions or other compensation with respect to a particular offering will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Pursuant to the Registration Rights Agreements, we will pay all expenses relating to the registration, offering and listing of these shares of Class A common stock, except that the selling stockholders will pay any underwriting fees, discounts and commissions, placement fees of underwriters, broker commissions, transfer taxes and certain attorney’s fees. Pursuant to the terms of the Registration Rights Agreements, we agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act, and the selling stockholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by the selling stockholders expressly for use in this prospectus and/or in any prospectus supplement, as applicable.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares of Class A common stock may not simultaneously engage in market making activities with respect to the Class A common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Class A common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurances that the selling stockholders will sell, nor are the selling stockholders required to sell, any or all of the shares of Class A common stock offered under this prospectus.

To the extent required pursuant to the Registration Rights Agreements, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. If required by the terms of the applicable Registration Rights Agreement, we may add permitted transferees, successors and donees by prospectus supplement in instances where the permitted transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus. Permitted transferees, successors and assigns of identified selling stockholders may not be able to use this prospectus for resales until they are named in the selling stockholders table by prospectus supplement or post-effective amendment. See “Selling Stockholders.” Additional selling stockholders may be named in one or more prospectus supplements.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the Class A common stock offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the Class A common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We file reports, proxy and information statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You can also find our SEC filings on our website at www.viperenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we provide in other documents filed by us with the SEC. The information incorporated by reference is an important part of this prospectus and any prospectus supplement. Any statement contained in a document that is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus and any prospectus supplement, or information that we later file with the SEC, modifies and replaces this information. For SEC reporting purposes, our predecessor is VNOM Sub, Inc. (f/k/a Viper Energy, Inc.) for the period prior to August 19, 2025. We incorporate by reference the following documents that we or our predecessor have filed with the SEC (except as indicated below with respect to Item 2.02 or Item 7.01 of Form 8-K):

•	Viper Energy’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 26, 2025;

•	Viper Energy’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2025 and March 31, 2025, filed with the SEC on August 6, 2025 and May 7, 2025, respectively;

•

the information specifically incorporated by reference into Viper Energy’s Annual Report on Form 10-K for the fiscal year ended December  31, 2024 from Viper Energy’s definitive proxy statement on Schedule 14A, filed on April 10, 2025, including any portion of any subsequent reports on Form 8-K filed for the purposes of updating such information;

•

Viper Energy’s Current Reports on Form 8-K, 8-K/A or 8-K12B filed with the SEC on January 30, 2025, February  3, 2025, February  20, 2025, April  23, 2025, May  5, 2025, May  20, 2025, June  4, 2025, June  12, 2025, June  30, 2025, July  11, 2025, July  23, 2025, August  19, 2025, August  19, 2025 and August 25, 2025 (other than documents or portions of those documents deemed to be furnished but not filed);

•

the description of our Class  A common stock, contained in Viper Energy’s Current Report on Form 8-K12B filed with the SEC on August 19, 2025, including Exhibit 4.9 thereto, and including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference the audited consolidated financial statements of Tumbleweed-Q Royalty Partners, LLC and MC Tumbleweed Royalty, LLC, acquired by the Operating Company on September 3, 2024, and TWR IV, acquired by the Operating Company on October 1, 2024, in each case as of and for the year ended December 31, 2023, incorporated by reference into this prospectus in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, which audited financial statements are included as Exhibits 99.2, 99.3 and 99.4, respectively, to our Current Report on Form 8-K, filed with the SEC on September 11, 2024.

We also incorporate by reference the unaudited consolidated financial statements of Tumbleweed-Q Royalty Partners, LLC as of and for the six months ended June 30, 2024 and the unaudited consolidated financial statements of MC Tumbleweed Royalty, LLC as of and for the six months ended June 30, 2024, which are included as Exhibits 99.5 and 99.6, respectively to our Current Report on Form 8-K, filed with the SEC on September 11, 2024.

In addition, we incorporate by reference the audited statements of revenues and operating expenses for the Endeavor Mineral and Royalty Interests for the years ended December 31, 2024 and December 31, 2023, incorporated by reference into this prospectus from Viper Energy’s Definitive Proxy Statement on Schedule DEFM 14A filed with the SEC on March 31, 2025, in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, which audited statements of revenues and direct operating expenses are included in such filing beginning on page F-1.

Further, we incorporate by reference into this prospectus certain estimates of total proved reserves, future production and income attributable to the Endeavor Mineral and Royalty Interests based upon estimates of such reserves, future production and income as of December 31, 2024 and 2023 prepared by Diamondback’s internal reserve engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm, incorporated by reference in this prospectus from our Definitive Proxy Statement on Schedule DEFM 14A filed with the SEC on March 31, 2025, in reliance upon the authority of such firm as experts in these matters, which reserve reports are included in such filing immediately following the statements of revenues and direct operating expenses of the Endeavor Mineral and Royalty Interests.

In addition, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise stated therein) after the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold, will be considered to be incorporated by reference into this prospectus and to be a part of this prospectus from the dates of the filing of such documents. Pursuant to General Instruction B of Form 8-K, any information submitted under Item 2.02, Results of Operations and Financial Condition, or Item 7.01, Regulation FD Disclosure, of Form 8-K is not deemed to be “filed” for the purpose of Section 18 of the Exchange Act, and we are not subject to the liabilities of Section 18 of the Exchange Act with respect to information submitted under Item 2.02 or Item 7.01 of Form 8-K. We are not incorporating by reference any information submitted under Item 2.02 or Item 7.01 of Form 8-K into any filing under the Securities Act or the Exchange Act or into this prospectus or any prospectus supplement, unless otherwise indicated on such Form 8-K.

We will furnish without charge to you, on written or oral request, a copy of any documents incorporated by reference, including any exhibits to such documents. Copies of any of the documents we file with the SEC may be obtained free of charge on our website, the SEC’s website, by contacting Secretary, Viper Energy, Inc., 500 West Texas Ave., Suite 100, Midland, TX 79701 or by calling (432) 221-7400.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Class A common stock to be offered hereby by the selling stockholders will be passed upon by Wachtell, Lipton, Rosen & Katz. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters, dealers or agents, if any, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The audited consolidated financial statements of Viper Energy, Inc. (now known as VNOM Sub, Inc.) and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated financial statements of Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited statements of revenues and direct operating expenses attributable to certain mineral and royalty interests of Diamondback Energy, Inc. and several of its subsidiaries, Endeavor Energy Resources, LP, 1979 Royalties LP and 1979 Royalties GP, LLC (the “Endeavor Mineral and Royalty Interests”) incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Information incorporated by reference in this prospectus regarding estimated quantities of proved reserves, future production and income attributable to certain royalty interests of the Company is based upon estimates of such reserves, future production and income prepared by Diamondback’s internal reserve engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. This information is incorporated by reference in this prospectus in reliance upon the authority of such firm as experts in these matters.

Information incorporated by reference into this prospectus regarding estimates of total proved reserves, future production and income attributable to the Endeavor Mineral and Royalty Interests is based upon estimates of such reserves, future production and income prepared by Diamondback’s internal reserve engineers and audited by Ryder Scott Company, L.P., an independent petroleum engineering firm. This information is incorporated by reference into this prospectus in reliance upon the authority of such firm as experts in these matters.

The consolidated financial statements of Sitio as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2024 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information incorporated by reference herein regarding estimated quantities of proved reserves of Sitio and related future net cash flows related to those reserves as of December 31, 2024 is based upon a reserve report audited by independent petroleum engineers, Cawley, Gillespie & Associates, Inc. Such estimates have been so incorporated in reliance on the authority of such firm as an expert in such matters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

SEC registration fee	$550,897.74	*
Legal fees and expenses	100,000	*
Accounting fees and expenses	50,000	*
Printing expenses	10,000	*
Miscellaneous expenses	25,000	*
FINRA filing fee	(1)

Total	$735,897.74	*(1)

*

Except for the SEC registration fee, all amounts listed in the tables relate to the estimated expenses of registering the shares of Class A common stock for resale by the selling stockholders under the registration statement of which this prospectus forms a part. The estimated expenses of any offerings under this registration statement are not presently known, but the foregoing represents the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with any offering of securities under the registration statement. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.

(1)

The additional estimated amounts, if any, of fees and expenses to be incurred in connection with any offering of the securities pursuant to this registration statement will be determined from time to time and reflected in the applicable prospectus supplement.

Item 15. Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of a director or officer to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability of:

•	a director or officer for any breach of the director’s or officer’s duty of loyalty to the company or its stockholders;

•	a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	a director in respect of certain unlawful dividend payments or stock redemptions or repurchases;

•	a director or officer for any transaction from which the director or officer derived an improper personal benefit; or

•	an officer in any action by or in the right of the corporation.

In accordance with Section 102(b)(7) of the DGCL, Section 9.1 of our certificate of incorporation provides that that no director or officer will be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or officers, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our certificate of incorporation is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s or officer’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors or officers, then, in accordance with our certificate of incorporation, the liability of our directors or officers to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our certificate of incorporation limiting or eliminating the liability of directors or officers, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors or officers on a retrospective basis.

Indemnification under Certificate of Incorporation and Bylaws

Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Our certificate of incorporation provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former directors and officers, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding. Notwithstanding the foregoing, a person eligible for indemnification pursuant to our certificate of incorporation will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification and advancement of expenses.

The right to indemnification conferred by our certificate of incorporation is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined by final judicial decision that such person is not entitled to be indemnified for such expenses under our certificate of incorporation or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our certificate of incorporation may have or hereafter acquire under law, our certificate of incorporation, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our certificate of incorporation affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our certificate of incorporation also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than those specifically covered by our certificate of incorporation.

Our bylaws, as amended and restated to date, include the provisions relating to advancement of expenses and indemnification rights consistent with those set forth in our certificate of incorporation. In addition, our bylaws provide for a right of indemnitee to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

Indemnification Agreements with Our Directors and Executive Officers

We have entered into indemnification agreements with each of the individuals who currently serve as our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with future directors and executive officers.

Indemnification Arrangements Under the Sitio Merger Agreement

The Sitio Merger Agreement provides that, for a period of six years following the completion of the Mergers, we and the surviving companies of the Mergers will, jointly and severally, indemnify, defend and hold harmless any person who is, has been, or becomes prior to the completion of the Mergers, a director, officer or employee of Sitio, Viper Energy or any of their respective subsidiaries or who acts as a fiduciary under any Sitio employee benefit plan or Viper employee benefit plan or any of their respective subsidiaries (referred to as an “indemnified person”), against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or incurred in connection with any threatened or actual claim, action, audit, demand, suit, proceeding, investigation or other proceeding to which such indemnified person is a party or is otherwise involved based on or arising out of the fact that such person is or was a director, officer or employee of Sitio, Viper Energy or any of their respective subsidiaries, a fiduciary under any employee benefit plan or any of its subsidiaries or is or was serving at the request of Sitio, Viper Energy or any of their respective subsidiaries in a similar capacity of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, as applicable, whether pertaining to any act or omission occurring or existing prior to, at or after the completion of the Mergers and whether asserted or claimed prior to, at or after the completion of the Mergers.

For six years following the completion of the Mergers, we, the surviving corporation in the Sitio Pubco Merger and the surviving company in the Opco Merger will not amend, repeal or otherwise modify any provision in the organizational documents of the surviving companies (or any of their respective subsidiaries) in any manner that would affect materially and adversely the rights thereunder of any indemnified person to indemnification, exculpation and advancement, except to the extent required by applicable law.

We and the surviving companies of the Mergers will indemnify any indemnified person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in the Sitio Merger Agreement, relating to the enforcement of any such indemnified person’s rights with respect to indemnification under the Sitio Merger Agreement or under any charter, bylaw or contract regardless of whether such indemnified person is ultimately determined to be entitled to indemnification thereunder.

In the event that we or any of the surviving companies of the Mergers or any of our or their respective successors or assignees (i) consolidates or merges with another person and is not the surviving entity or (ii) transfers all or substantially all of its properties and assets to any person, then in such case, proper provisions will be made so that our or their successors and assigns, as the case may be, will assume the indemnification obligations in the Sitio Merger Agreement. We and the surviving companies of the Mergers will not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render such entity unable to satisfy its indemnification obligations under the Sitio Merger Agreement.

Other Indemnification Provisions

We may enter into an Underwriting Agreement in connection with a specific offering under which the underwriters will be obligated, under certain circumstances, to indemnify our directors and officers against certain liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as an Exhibit 1.1 or 1.2 to our Current Report on Form 8-K in connection with a specific offering.

Item 16. Exhibits.

The Exhibit Index filed herewith and appearing immediately before the signature page hereto is incorporated by reference in this Item 16, and the exhibits listed therein are filed as a part of this registration statement.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) of the Securities Act that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Viper Energy, Inc.

Exhibit Index

The following is a list of exhibits filed as a part of this registration statement.

Exhibit Number	Description

1.1#	Form of Underwriting Agreement.

2.1##	Purchase and Sale Agreement, dated as of September 11, 2024, by and among Tumbleweed Royalty IV, LLC, TWR IV Sellco Parent LLC (collectively, as sellers), Viper Energy Partners LLC (as buyer) and Viper Energy, Inc. (as parent) (incorporated by reference to Exhibit 2.1 to our predecessor’s Form 8-K (File 001-36505) filed on September 11, 2024).

2.2##	Equity Purchase Agreement, dated as of January 30, 2025, by and among Endeavor Energy Resources, LP, as seller, 1979 Royalties LP and 1979 Royalties GP, LLC, as companies, Viper Energy Partners LLC, as buyer, and Viper Energy, Inc., as parent (incorporated by reference to Exhibit 2.1 to our predecessor’s Form 8-K (File 001-36505) filed on January 30, 2025).

2.3##	Agreement and Plan of Merger, dated as of June 2, 2025, by and among Viper Energy, Inc., Viper Energy Partners LLC, Sitio Royalties Corp., Sitio Royalties Operating Partnership, LP, New Cobra Pubco, Inc., Cobra Merger Sub, Inc. and Scorpion Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to our predecessor’s Form 8-K (File No. 001-36505) filed on June 4, 2025).

3.1	Amended and Restated Certificate of Incorporation of New Cobra Pubco, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

3.2	Certificate of Amendment to the Certificate of Incorporation of New Cobra Pubco, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

3.3	Amended and Restated Bylaws of Viper Energy, Inc. (incorporated by reference to Exhibit 3.3 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

3.4	Fourth Amended and Restated Limited Liability Company Agreement of Viper Energy Partners LLC (incorporated by reference to Exhibit 3.4 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

4.1	Class B Common Stock Option Agreement, dated as of October 1, 2024, by and among Viper Energy, Inc., Viper Energy Partners LLC and Tumbleweed Royalty IV, LLC (incorporated by reference to Exhibit 4.1 to our predecessor’s Form 8-K (File No. 001-36505), filed with the SEC on October 2, 2024).

4.2	Second Amended and Restated Exchange Agreement, dated October 1, 2024, by and among Viper Energy, Inc., Viper Energy Partners LLC, Diamondback E&P LLC, Diamondback Energy, Inc. and Tumbleweed Royalty IV, LLC (incorporated by reference to Exhibit 4.2 to our predecessor’s Form 8-K (File No. 001-36505), filed with the SEC on October 2, 2024).

4.3	Amended and Restated Registration Rights Agreement, dated as of January 30, 2025, by and among Viper Energy, Inc. and Tumbleweed Royalty IV, LLC (incorporated by reference to Exhibit 4.4 to our predecessor’s Registration Statement on Form S-3, filed with the SEC on April 1, 2025).

4.4	Second Amended and Restated Registration Rights Agreement, dated as of November 13, 2023, by and between Viper Energy Partners LP, as predecessor to Viper Energy, Inc., and Diamondback Energy, Inc. (incorporated by reference to Exhibit 10.3 to our predecessor’s Form 8-K (File No. 001-36505), filed with the SEC on November 13, 2023).

E-1

Exhibit Number	Description

4.5	Registration Rights Agreement, dated as of February 14, 2025, by and among Viper Energy, Inc. and certain affiliates of Morita Ranches Minerals, LLC (incorporated by reference to Exhibit 4.4 to our predecessor’s Form 10-K (File No. 0001-36505), filed with the SEC on February 26, 2025).

4.6	Exchange Agreement, dated as of February 14, 2025, by and among Viper Energy, Inc., Viper Energy Partners LLC and certain affiliates of Morita Ranches Minerals, LLC (incorporated by reference to Exhibit 4.5 to our predecessor’s Form 10-K (File No. 0001-36505), filed with the SEC on February 26, 2025).

4.7	Registration Rights Agreement, dated as of August 19, 2025, by and among VNOM Sub, Inc. (f/k/a Viper Energy, Inc.), Viper Energy, Inc. (f/k/a New Cobra Pubco, Inc.) and certain holders of Sitio Opco Units (incorporated by reference to Exhibit 4.1 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

4.8	Form of Assignment and Assumption Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K12B (File No. 333-288431), filed with the SEC on August 19, 2025).

10.1	Parent Support Agreement, dated as of June 2, 2025, by and among Viper Energy, Inc., Sitio Royalties Corp., New Cobra Pubco, Inc., Diamondback Energy, Inc., Diamondback E&P LLC and Endeavor Energy Resources, L.P. (incorporated by reference to Exhibit 10.1 to our predecessor’s Form 8-K (File No. 001-36505) filed on June 4, 2025).

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of Viper Energy, Inc. Class A common stock being registered.

23.1*	Consent of Wachtell, Lipton, Rosen & Katz (included on Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP (VNOM Sub, Inc. (f/k/a Viper Energy, Inc.)).

23.3*	Consent of Grant Thornton LLP (Tumbleweed-Q Royalty Partners, LLC, MC Tumbleweed Royalty, LLC and Tumbleweed Royalty IV, LLC).

23.4*	Consent of Grant Thornton LLP (certain mineral and royalty interests of Diamondback Energy, Inc. and several of its subsidiaries, Endeavor Energy Resources, LP, 1979 Royalties, LP and 1979 Royalties GP, LLC).

23.5*	Consent of KPMG LLP (Sitio Royalties Corp.).

23.6*	Consent of Ryder Scott Company, L.P. (VNOM Sub, Inc. (f/k/a Viper Energy, Inc.)).

23.7*	Consent of Ryder Scott Company, L.P. (certain mineral and royalty interests of Diamondback Energy, Inc. and several of its subsidiaries, Endeavor Energy Resources, LP, 1979 Royalties, LP and 1979 Royalties GP, LLC).

23.8*	Consent of Cawley, Gillespie & Associates, Inc. (Sitio Royalties Corp.).

24.1*	Powers of Attorney (included on signature pages hereto).

107*	Calculation of Filing Fee Table.

#	To be filed, if applicable, by a post-effective amendment to this Registration Statement or incorporated by reference pursuant to a Current Report on Form 8-K.
##	Schedules (or similar attachments) have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided to the U.S. Securities and Exchange Commission upon request.
*	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Midland, Texas on the 26th day of August, 2025.

VIPER ENERGY, INC.

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

S-1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Kaes Van’t Hof, Austen Gilfillian, Teresa L. Dick and Matt Zmigrosky, and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the U.S. Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 26th day of August, 2025.

NAME	TITLE

/s/ Kaes Van’t Hof Kaes Van’t Hof	Chief Executive Officer (principal executive officer) and Director

/s/ Teresa L. Dick Teresa L. Dick	Chief Financial Officer (principal financial and accounting officer)

/s/ Travis D. Stice Travis D. Stice	Director

/s/ Steven E. West Steven E. West	Director

/s/ Laurie H. Argo Laurie H. Argo	Director

/s/ Spencer D. Armour, III Spencer D. Armour, III	Director

/s/ Frank C. Hu Frank C. Hu	Director

/s/ W. Wesley Perry W. Wesley Perry	Director

/s/ James L. Rubin James L. Rubin	Director

S-2